UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

January 24, 2017

(Date of Report; Date of Earliest Event Reported)

STEIN MART, INC.

(Exact Name of Registrant as Specified in its Charter)

Florida	0-20052	64-0466198
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1200 Riverplace Blvd., Jacksonville, Florida 32207

(Address of Principal Executive Offices Including Zip Code)

(904) 346-1500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

President

On January 26, 2017, Stein Mart, Inc. (the “Company”) issued a press release, a copy of which is attached as Exhibit 99.1, announcing the appointment of MaryAnne Morin to serve as the Company’s President, effective February 6, 2017.

Ms. Morin, age 54, will have responsibility for Stein Mart’s merchandising, planning, marketing and advertising, and eCommerce organizations when she assumes her new position on February 6. Ms. Morin has extensive merchandising experience, most recently as Chief Merchant, Executive Vice President of Lord & Taylor and Hudson’s Bay from January 2015 through January 2017. She previously held several leadership positions within Lord & Taylor and Hudson’s Bay between 2009 and 2015 including Executive Vice President, Merchandising which encompassed all digital categories, as well as Senior Vice President, General Merchandising Manager for several merchandising areas. She also served in various product development and merchandising roles at Macy’s Merchandising Group, The Echo Design Group and The May Company.

There are no arrangements between Ms. Morin and any other person pursuant to which Ms. Morin was appointed to serve as an officer, nor are there any family relationships between Ms. Morin and any of the Company’s directors or officers.

In connection with Ms. Morin’s appointment, the Company and Ms. Morin executed an employment agreement dated December 5, 2016 (the “Employment Agreement”), a copy of which is attached as Exhibit 10.1. The Employment Agreement, among other things, provides for: (i) a term of two years, (ii) an Annual Base Salary of $725,000 per year, (iii) severance compensation equal to 100% of Annual Base Salary and continuation of insurance benefits for one year if the Employment Agreement is not renewed at expiration or Executive is terminated without Cause by the Company or with Good Reason by the Executive, (iv) if terminated with Cause by the Company or without Good Reason by the Executive only earned but unpaid base salary through the termination date is due, (v) if terminated without Cause by the Company or with Good Reason by the Executive following a Change in Control, severance compensation equal to (a) 200% of Annual Base Salary and (b) 200% of Earned Bonus in the year of the termination date, with the Earned Bonus equal to the “Target” bonus as set forth in the Company’s incentive plan, (vi) a restrictive covenant against recruiting any Company personnel for two years following termination, (vii) vesting of all unvested options or restricted shares upon death or Disability, and (viii) nine (9) months of Annual Base Salary and pro rata Earned Bonus, if termination due to Disability and full amount of any Earned Bonus for the year of death in the event of termination due to death of the Executive. The Executive remains eligible for other benefit plans and incentive plans in effect from time to time.

In February 2017, Ms. Morin will be granted an option to purchase 500,000 shares of the Company’s common stock under the Company’s 2001 Omnibus Plan. The exercise price of the option will be determined on the date of grant. One-fifth of the option will vest on the each of the first five (5) anniversary dates of the grant. The Stock Option Agreement for Ms. Morin will be filed as an amendment to this Form 8-K when finalized.

The preceding summary of the material terms of the Employment Agreement is qualified in its entirety by the full text of such agreement, which is filed herewith as Exhibit 10.1. In the event of any discrepancy between the preceding summary and the text of the agreement, the text of the agreement shall control. Terms used and not defined herein have the respective meanings given to such terms in the Employment Agreement.

Chief Executive Officer

On January 26, 2017, the “Company issued a press release, a copy of which is attached as Exhibit 99.1, announcing the appointment of D. Hunt Hawkins to serve as the Company’s chief executive officer, effective January 24, 2017.

Mr. Hawkins, age 57, was named as the Company’s interim chief executive officer in September 2016 and previously served as Stein Mart’s president and chief operating officer from 2014 to 2016 and executive vice president, chief operating officer from 2011 to 2014.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

10.1	Employment Agreement, dated December 5, 2016, between Stein Mart, Inc. and MaryAnne Morin

99.1	Press Release dated January 26, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STEIN MART, INC.
(Registrant)

Date: January 30, 2017	By:	/s/ Gregory W. Kleffner
Gregory W. Kleffner
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

10.1	Employment Agreement, dated December 5, 2016, between Stein Mart, Inc. and MaryAnne Morin

99.1	Press Release dated January 26, 2017